Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2018

PEOPLE’S UNITED FINANCIAL, INC. NAMES JEFF TENGEL PRESIDENT

BRIDGEPORT, CT – People’s United Financial Inc. (People’s United), today announced the appointment of Jeff Tengel as President. As President, Tengel will lead the full complement of business lines at People’s United.

“As our company continues to grow, we need to make sure our organizational structure properly supports the future trajectory of People’s United” said Jack Barnes, Chief Executive Officer. “Jeff is uniquely qualified to help lead the company through our future expansion.”

Tengel joined People’s United in 2010 from PNC Bank to lead the Commercial Division. Since that time, he has dramatically expanded the Commercial Division and its product offerings adding Mortgage Warehouse, Large Corporate, International, Healthcare, and Syndications. He has broadened and grown Treasury Management, Government Banking, Asset Based Lending and the Equipment Finance businesses. Tengel has also played an important role in integrating the numerous acquisitions completed over the last eight years.

“I am both honored and excited to be given this opportunity” said Tengel. “I look forward to working closely with all of our team members to continue to build on the success of People’s United.”

About People’s United Bank

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc. (NASDAQ: PBCT), a diversified financial services company with $44 billion in assets. People’s United Bank, founded in 1842, is a premier, community-based, regional bank in the Northeast offering commercial and retail banking, as well as wealth management services through a network of over 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine.

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Media Contact:

Steven Bodakowski

People’s United Bank

203-338-4202

Steven.bodakowski@peoples.com